EXHIBIT 10.22

WESTERN GOLDFIELDS, INC.
Office: 961 Matley Lane, Suite 120                      Telephone (775) 849-1985
        Reno, Nevada 89502                                    Fax (775) 849-1985

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April 28, 2004

Robert J. Moriarty
President
321gold
6884 North Kendall Drive, Suite C-301
Miami, Florida 33156
(305-666-4082)

RE:  SUNNY SLOPE GOLD PROPERTY- JOINT VENTURE LETTER OF INTENT (LOI)

Dear Mr. Moriarty,

Pursuant to discussions over the past few weeks, Western Goldfields, Inc. ("WG") is interested in entering into an Exploration and Mining Joint Venture Agreement ("JV Agr.") with you ("Moriarty") regarding WG's Sunny Slope Gold Property
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("Property") located in Mineral County, Nevada.  Moriarty wishes to earn a 51%
interest, as well as an additional 19%, for a total of 70% interest in the Sunny Slope by expending $1,000,000, developing a mine and producing a minimum amount of production. The $1,000,000 shall be spent in a two-phase program: Phase I -
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Exploration Expenditures in the range of $200,000; Phase II - Mine Development
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and Operations in the range of $800,000.
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During the 51% earn-in phase, WG shall have the option to manage and operate the
JV, and a JV Operating Committee shall be established consisting of 3 members: 2 WG members and 1 Company members. Upon Company completing the 51 % earn-in, Company shall have the option to manage and operate the JV and the Operation Committee shall be changed to 2 member of Company and 1 member of WG. All expenditures and payments are in US ($) dollars.

If the terms below are acceptable, please sign and initial all pages and fax back to me a copy and I will sign and fax back a copy for you records. Upon both parties exercising the LOI, I will have our attorney begin drafting up a definitive Exploration and Mining JV Agreement.

EARN IN EXPENDITURE TERMS:
-------------------------

     1. WG proposes a Joint Venture Agreement where Company could earn a 51 % working interest in the Property and Area of Interest by completing direct expenditures of $1,000,000 dollars over 2 years.

     2. WG proposes the Company could earn an additional 19% working interest in the Property and Area of Interest, bringing the total earn-in to 70% for Company by putting the Property into production and producing a minimum of 500 ounces of gold over no less than a three year period from the date of this Agreement.

     3. Upon Company completing the 70% earn-in, both WG and Company shall contribute all future expenditures on their respected percentage bases. At WG's election, WG shall have the option of converting its 30% interest in the project to a 4 %NSR royalty with no future expenditures required.

     4. WG shall have the right to Back-In as operator and reverse the JV ownership (70% WG and 30% Company) before the 5th Anniversary by reimbursing Company 2.5 times it's actual funding of exploration and development expenditures. At such an election, WG shall have the option to


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          manage and operate the JV and the Operation Committee shall be 2 member of WG and 1 member of Company.

     5. By August 1 of each year, Company agrees to pay all Federal, State and County annual mining claim maintenance fees, rental fees or real property taxes and any and all other fees which constitute all or part of the Property, while this Joint Venture Agreement is in force.

     6. During the Company's earn-in period, Company may terminate the Joint Venture Agreement at any time subject to a sixty (60) day advanced notice. Company would be responsible for any land holding costs that became due through the 60-day notice period.

     7. Company would be responsible for all direct project expenditures during the 70% earn-in period unless WG exercises its right to Back-in as operator. Direct expenditures shall not include any land lease payments, advanced royalties payments, new claim staking or recording fees or annual rental payments to the BLM or the County

     8. Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws, instructions or requests of any government entity; judgements or orders of any court; inability to obtain on reasonably accepted terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Parties to advance funds shall be reduced to levels consistent with then current Operations.

     9. WG and Company shall complete an exclusive definitive Exploration and Mining Joint Venture Agreement within 30 days of signing a Letter of Intent Agreement or as soon as practical. Should WG and Company fail to complete a definitive Exploration and Mining Joint Venture Agreement within 90 days of the execution and Effective Date of this Letter of Intent Agreement, all Agreements and understandings shall be null and void, and that the parties shall have no binding obligations between them.

     10. The Effective Date of this Letter of Intent Agreement shall be May 1, 2004.

     Agreed  and  Accepted,               Agreed  and  Accepted,
     /s/ Robert J. Moriarty               /s/ Thomas E. Callicrate
     ______________________Date:________  ________________________Date:________
     Robert  J.  Moriarty                 Thomas  E.  Callicrate
                                          Vice President Exploration, Director
                                          Western Goldfields, Inc.


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